Exhibit III

FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2024

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements, and IFRS may lack specific requirements or guidance that is available in U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the financial years 2022, 2023 and 2024 have been audited by Ernst &Young Oy and Ernst & Young AB as indicated in their reports included in the Bank’s Form 18-K filings for the financial years ended December 31, 2022, 2023 and 2024 and incorporated by reference into the Bank’s Registration Statement on Schedule B of the Securities Act (No. 333-250159) and elsewhere herein.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

For the financial year 2022, 2023 and 2024 NIB appointed Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst &Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing Ernst & Young AB, Sweden as its independent joint auditors.

NORDIC INVESTMENT BANK

Statement of comprehensive income 1 January – 31 December

EUR 1,000	Note	2022	2023	2024
Interest income calculated using the effective interest method		340,983	1,105,329	1,261,657
Other interest income		177,595	574,826	659,395
Interest expense		-299,305	-1,381,515	-1,589,413

Net interest income	(3) (4)	219,272	298,640	331,639

Commission income and fees received	(5)	8,805	7,934	6,257
Commission expense and fees paid		-2,012	-2,275	-2,607

Net fee and commission income		6,793	5,659	3,650

Net profit/loss on financial operations	(6)	-37,497	815	-17,020
Foreign exchange gains and losses		-214	424	140

Total operating income		188,353	305,538	318,129

Expenses
General administrative expenses
Personnel expenses	(7)	-31,764	-35,395	-37,982
Other administrative expenses	(8)	-14,544	-15,790	-15,661
Depreciation	(14)	-6,308	-6,331	-5,336

Total operating expenses		-52,616	-57,516	-58,979

Profit before loan losses		135,737	248,022	259,150
Net loan losses	(9)	3,536	2,637	-3,003

Net Profit for the year		139,273	250,659	256,147

Other Comprehensive income
Items that will be reclassified to income statement
Fair value hedges - valuation of cross currency basis spread		-3,029	21,375	3,639
Items that will notbe reclassified to income statement
Changes in own credit risk on liabilities recorded at fair value		6,103	1,554	6,216

Total other comprehensive income		3,073	22,929	9,855

Total Comprehensive income		142,346	273,588	266,002